Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated Series A Junior Participating Preferred Stock Purchase Rights)
of
Kensey Nash Corporation
at
$38.50 Net Per Share
by
Biomedical Acquisition Corporation
an indirect wholly-owned subsidiary of
Koninklijke DSM N.V.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, JUNE 18, 2012, UNLESS THE OFFER IS EXTENDED.

May 21, 2012

To Our Clients:

        Enclosed for your information is an Offer to Purchase, dated May 21, 2012 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), relating to the offer by Biomedical Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Koninklijke DSM N.V., a corporation organized in the Netherlands ("DSM"), to purchase all issued and outstanding shares of common stock, par value $0.001, including the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Shares"), of Kensey Nash Corporation, a Delaware corporation ("Kensey Nash"), at a price of $38.50 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

        The board of directors of Kensey Nash has duly and unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, are advisable, fair to and in the best interests of Kensey Nash and its stockholders; (ii) approved the Merger Agreement, the Offer, the Merger, the top-up option (as described in the Offer to Purchase) and the other transactions contemplated by the Merger Agreement; and (iii) recommended that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer. Kensey Nash has also taken all actions necessary to ensure the Rights Agreement (as described in the Offer to Purchase) will not apply to the transactions contemplated by the Merger Agreement.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

  1.
  The Offer Price is $38.50 per Share, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

  2.
  The Offer is being made for all issued and outstanding Shares.

  3.
  Consummation of the Offer is conditioned upon (i) there having been validly tendered in the Offer and not properly withdrawn prior the expiration of the Offer, that number of Shares which would represent at least a majority of the issued and outstanding Shares on a fully diluted basis (assuming the issuance of all Shares that may be issued in respect of outstanding restricted stock awards, plus Shares issuable upon exercise or conversion of any then outstanding warrants, options, or other obligations or securities convertible or exchangeable into Shares or otherwise (regardless of whether (or to what extent) such warrants, options or other obligations or securities are then vested, convertible, exchangeable, exercisable or "in-the-money"), but excluding the top-up option), (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) other customary conditions as described in Section 13 of the Offer to Purchase—"Conditions of the Offer." There is no financing condition to the Offer.

  4.
  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 2, 2012, among DSM, Purchaser and Kensey Nash (the "Merger Agreement"), under which after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Kensey Nash and Kensey Nash will be the surviving corporation and an indirect wholly-owned subsidiary of DSM (the "Merger"). At the effective time of the Merger, each issued and outstanding Share (other than Shares held in the treasury of Kensey Nash or owned by DSM or Purchaser or any wholly-owned subsidiary of DSM or Kensey Nash or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive from Purchaser an amount in cash equal to the Offer Price, without interest thereon and less any required withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share.

  5.
  The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, at the end of Monday, June 18, 2012, unless the Offer is extended.

  6.
  Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by Citibank, N.A. (the "Depositary") of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or book-entry confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated Series A Junior Participating Preferred Stock Purchase Rights)
of
Kensey Nash Corporation
at
$38.50 Net Per Share
by
Biomedical Acquisition Corporation
an indirect wholly-owned subsidiary of
Koninklijke DSM N.V.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 21, 2012 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), in connection with the offer by Biomedical Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Koninklijke DSM N.V., a corporation organized in the Netherlands ("DSM"), to purchase all issued and outstanding shares of common stock, par value $0.001, including the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Shares"), of Kensey Nash Corporation, a Delaware corporation ("Kensey Nash"), at a price of $38.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

        This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

        The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) in its sole and absolute discretion, and such determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction.

Dated:                         , 2012

Number of Shares to Be Tendered:            Shares*

Sign Below

Account Number:	Signature(s):

Dated:	, 2012

Please Type or Print Name(s)
Please Type or Print Address(es) Here
Area Code and Telephone Number
Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.

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